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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Laclede Group, Inc. on Form S-4 of our report dated November 18, 1999, appearing in the Annual Report on Form 10-K of Laclede Gas Company for the year ended September 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


October 26, 2000